Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-232360 and No. 333-02103 on Form S-8 of our report dated June 28, 2024, appearing in this Annual Report on Form 11-K of the Hawaiian Electric Industries Retirement Savings Plan for the year ended December 31, 2023.

/s/ Accuity LLP

Honolulu, Hawaii

June 28, 2024